 EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Advaxis, Inc.

We consent to the incorporation by reference in Registration Statements (Nos. 333-193007 and 333-130080) on Form S-8 of Advaxis, Inc. (a development stage company) of our report dated January 26, 2012, except for the last paragraph of Note 1 as to which the date is July 12, 2013, relating to our audit of the financial statements for the cumulative period from March 1, 2002 (inception) to October 31, 2011, which appear in this Annual Report on Form 10-K of Advaxis, Inc for the year ended October 31, 2013.

/s/ McGLADREY LLP

New York, New York
January 29, 2014